Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
November 29, 2005		tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
judy.graham-weaver@airtran.com
678.254.7448

	Investor Contact:	Arne Haak
407.318.5187

AirTran Holdings President and Chief Operating Officer Signs New 10b5-1 Trading Plan

ORLANDO, Fla., Nov. 29 /PRNewswire-FirstCall/ — AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that Robert L. Fornaro, president and chief operating officer of the Company, has signed a new Securities and Exchange Commission’s Rule 10b5-1 personal trading plan effective December 7, 2005 through February 1, 2006. This plan was adopted in accordance with the Company’s policies with respect to insider sales of AirTran Airways common stock.

Written predetermined trading plans adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit officers and directors of public companies to buy or sell specified amounts of their company’s stock at future dates regardless of any material non-public information they may receive after adopting the plan. A director or officer may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify their investment portfolio over a period of time.

Mr. Fornaro’s Rule 10b5-1 plan authorizes his stockbroker to exercise certain of Mr. Fornaro’s employee stock options and subsequently sell the shares acquired from the exercise of the options. The plan is effective through February 1, 2006, and may be extended thereafter. Pursuant to the terms of the plan, sales of Mr. Fornaro’s common stock may take place from time-to-time at fixed dates subject to market conditions.

AirTran Airways, one of America’s largest low-fare airlines with 6,700 friendly, professional Crew Members, operates over 500 daily flights to 48 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways recently added the fuel-efficient Boeing 737-700 aircraft to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft. For reservations or more information, visit http://www.airtran.com (America Online Keyword: AirTran).

Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.